Exhibit 99.1

J.B. Hunt Transport Services, Inc. 615 J.B. Hunt Corporate Drive Lowell, Arkansas 72745 (NASDAQ: JBHT)	Contact: Brad Delco Senior Vice President – Finance (479) 820-2723

FOR IMMEDIATE RELEASE

J.B. HUNT TRANSPORT SERVICES, INC. REPORTS U.S. GAAP REVENUES, NET EARNINGS AND EARNINGS PER SHARE FOR THE THIRD QUARTER 2022

■	Third Quarter 2022 Revenue:	$3.84 billion; up 22%
■	Third Quarter 2022 Operating Income:	$362.2 million; up 32%
■	Third Quarter 2022 EPS:	$2.57 vs. $1.88; up 37%

LOWELL, Ark., October 18, 2022 - J.B. Hunt Transport Services, Inc., (NASDAQ: JBHT) announced third quarter 2022 U.S. GAAP (United States Generally Accepted Accounting Principles) net earnings of $269.4 million, or diluted earnings per share of $2.57 versus third quarter 2021 net earnings of $199.8 million, or $1.88 per diluted share.

Total operating revenue for the current quarter was $3.84 billion, an increase of 22% compared with $3.14 billion for the third quarter 2021. Current quarter total operating revenue, excluding fuel surcharge revenue, increased 12% versus the comparable quarter 2021. This increase was primarily driven by a 17% increase in Intermodal (JBI) revenue per load (excluding fuel surcharge revenue), an 18% increase in average revenue producing trucks in Dedicated Contract Services® (DCS®), a 13% increase in Truckload (JBT) volume, and an increase in Final Mile Services® (FMS) revenue driven primarily by our recent acquisition, partially offset by an 8% decrease in volume in Integrated Capacity Solutions (ICS).

Total freight transactions in the Marketplace for J.B. Hunt 360® increased 7% to $552 million in the third quarter 2022 compared to $519 million in the prior year quarter. JBT and JBI executed approximately $123 million and $38 million of their third-party dray, independent contractor and power-only capacity costs through the platform during the quarter, an increase of 41% and 10% year over year respectively. ICS revenue on the platform decreased 2% to $391 million versus the year ago period.

Operating income for the current quarter totaled $362.2 million versus $273.8 million for the third quarter 2021. Operating income increased from third quarter 2021 primarily from customer rate and cost-recovery efforts and higher volume specific to our DCS, JBI, and JBT business units compared to the prior year period. These items were partially offset by higher rail and truck purchased transportation costs; increases in investments to attract and retain professional drivers, office personnel, and maintenance technicians; higher equipment-related and maintenance expense; and costs associated with inefficiencies in container utilization in JBI and the onboarding of newly awarded business in both DCS and FMS.

Net interest expense for the current quarter increased from third quarter 2021 due primarily to higher interest rates and debt issuance costs compared to the same period last year.

The effective income tax rate in the current quarter was 22.7% versus 23.7% in the third quarter 2021. We expect our 2022 annual tax rate to be between 23.5% and 24.0%.

Segment Information:

Intermodal (JBI)

■	Third Quarter 2022 Segment Revenue:	$1.84 billion; up 30%
■	Third Quarter 2022 Operating Income:	$217.0 million; up 31%

Intermodal volume increased 4% over the same period in 2021. Eastern network loads increased 7%, while transcontinental loads increased 1%. During the quarter, we continued to experience growth in demand for intermodal services but volume was negatively impacted by rail velocity challenges, customer detention of equipment, and overall supply chain uncertainties facing our customers. As the quarter progressed, rail velocity and service levels improved notably to the best levels experienced since early 2021. Revenue increased 30% for the quarter versus the prior year period, driven by a 26% increase in revenue per load and the 4% increase in load volume. Excluding fuel surcharge revenue, revenue per load increased 17% versus the prior year period.

Operating income increased by 31% year over year primarily from higher customer rate and cost recovery efforts and volume. These items were partially offset by higher rail purchased transportation expense; investments to attract and retain professional drivers, office personnel, and maintenance technicians; and higher equipment-related and maintenance expense. Additionally, network inefficiencies driven by rail velocity and customer detention of equipment continue to impact unit cost per load. During the period we successfully onboarded 2,400 new units of container capacity. The current period ended with approximately 113,000 units of trailing capacity and 6,870 power units in the dray fleet.

Dedicated Contract Services (DCS)

■	Third Quarter 2022 Segment Revenue:	$894 million; up 34%
■	Third Quarter 2022 Operating Income:	$103.1 million; up 32%

Demand for our highly engineered private-fleet outsourcing solution remained strong during the quarter. DCS revenue increased 34% year over year, primarily from an 18% increase in average revenue producing trucks and a 14% increase in productivity (revenue per truck per week) versus the same period 2021. Productivity excluding fuel surcharge revenue increased 6% from a year ago driven by increases in contracted indexed-based price escalators and stronger utilization of equipment. A net additional 1,836 revenue producing trucks were in the fleet by the end of the quarter compared to the prior year period, and a net additional 458 versus the end of the second quarter 2022. Customer retention rates remain above 98%.

Operating income increased 32% from the prior year quarter, primarily from new business onboarded over the past trailing twelve months, combined with greater productivity and utilization of equipment. These items were partially offset by costs to attract and retain professional drivers, office personnel, and maintenance technicians, higher equipment-related and maintenance expense, and other costs related to the implementation of new, long-term contractual business.

Integrated Capacity Solutions (ICS)

■	Third Quarter 2022 Segment Revenue:	$591 million; down 11%
■	Third Quarter 2022 Operating Income:	$13.5 million; down 8%

ICS revenue declined 11% in the current quarter versus the third quarter 2021. Overall segment volume decreased 8% in the quarter, while truckload volume was down 1% compared to the prior year. Revenue per load decreased 4% compared to the third quarter 2021. Higher contractual rates in our truckload business and changes in customer freight mix were more than offset by lower revenue per load in our transactional business. Contractual volume represented approximately 57% of the total load volume and 53% of the total revenue in the current quarter compared to 54% and 41%, respectively, in third quarter 2021. Of the total reported ICS revenue, approximately $391 million was executed through the Marketplace for J.B. Hunt 360 compared to $397 million in third quarter 2021.

Gross profit margins increased to 14.3% in the current period versus 12.0% in the prior period, driving a 5.9% increase in gross profit versus the prior year period. Higher gross profit was more than offset by higher personnel and technology-related investments, increased bad debt expense, and higher insurance and claims expense. ICS carrier base increased 25% versus the third quarter 2021.

Truckload (JBT)

■	Third Quarter 2022 Segment Revenue:	$274 million; up 34%
■	Third Quarter 2022 Operating Income:	$19.0 million; up 30%

JBT revenue increased 34% as compared to the same period in the previous year. Revenue excluding fuel surcharge revenue increased 24% primarily due to increased load volume and higher revenue per load excluding fuel surcharge revenue. Volume was up 13% year over year as average total trailer count increased by approximately 3,800 units, or 40% versus the prior year period. Trailer turns in the quarter were down 18% from the prior year period due to the onboarding of new trailers and freight mix. Revenue per load excluding fuel surcharge revenue was up 10% on an average length of haul that also increased 10%.

JBT operating income increased 30% to $19.0 million versus the third quarter 2021. JBT continues to leverage the J.B. Hunt 360 platform to grow power capacity and capability for the J.B. Hunt 360box® service offering. Benefits from higher volume and revenue were partially offset by higher truck purchased transportation expense, equipment-related and maintenance expense, investments in personnel, insurance and claims expense and continued technology-related investments to build out 360box.

Final Mile Services (FMS)

■	Third Quarter 2022 Segment Revenue:	$249 million; up 21%
■	Third Quarter 2022 Operating Income:	$9.6 million; compared to $1.3 million in 3Q’21

FMS revenue increased 21% compared to the same period 2021, primarily driven by the previously announced acquisition of Zenith Freight Lines, LLC (Zenith) and multiple new customer contracts implemented over the past trailing twelve months. Revenue growth was partially offset by internal efforts to improve revenue quality of the business. Excluding the Zenith acquisition, which contributed approximately $28 million to segment revenue in the current quarter, FMS revenue increased 7% year over year.

Operating income increased to $9.6 million compared to $1.3 million in the prior year period. The increase in operating income was primarily driven by an improvement in revenue quality partially offset by increases in investments to attract and retain professional driver and non-driver personnel, higher equipment-related and maintenance costs, and increased insurance and claims expense. Additionally, investments in new system technology development and implementation costs for newly awarded business partially offset the improvement in revenue quality.

Cash Flow and Capitalization:

At September 30, 2022, we had a total of $1.2 billion outstanding on various debt instruments compared to total debt of $1.3 billion at September 30, 2021, and December 31, 2021.

Our net capital expenditures for the nine months ended September 30, 2022, approximated $1.0 billion compared to $511 million for the same period 2021. At September 30, 2022, we had cash and cash equivalents of approximately $84 million.

In the third quarter 2022, we purchased approximately 349,000 shares of our common stock for approximately $61 million. At September 30, 2022, we had approximately $551 million remaining under our share repurchase authorization. Actual shares outstanding on September 30, 2022, approximated 103.5 million.

Conference Call Information:

The Company will hold a conference call today from 4:00–5:00 pm CDT to discuss the quarterly earnings. Investors will have the opportunity to listen to the conference call live over the internet by going to investor.jbhunt.com. Please log on 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, an online replay of the earnings call webcast will be available a few hours after the completion of the call.

Forward-Looking Statements:

This press release may contain forward-looking statements, which are based on information currently available. Actual results may differ materially from those currently anticipated due to a number of factors, including, but not limited to, those discussed in Item 1A of our Annual Report filed on Form 10-K for the year ended December 31, 2021. We assume no obligation to update any forward-looking statement to the extent we become aware that it will not be achieved for any reason. This press release and additional information will be available to interested parties on our website, www.jbhunt.com.

About J.B. Hunt

J.B. Hunt Transport Services, Inc., a Fortune 500 and S&P 500 company, provides innovative supply chain solutions for a variety of customers throughout North America. Utilizing an integrated, multimodal approach, the company applies technology driven methods to create the best solution for each customer, adding efficiency, flexibility, and value to their operations. J.B. Hunt services include intermodal, dedicated, refrigerated, truckload, less-than-truckload, flatbed, single source, last mile, and more. J.B. Hunt Transport Services, Inc. stock trades on NASDAQ under the ticker symbol JBHT and is a component of the Dow Jones Transportation Average. J.B. Hunt Transport, Inc. is a wholly owned subsidiary of JBHT. For more information, visit www.jbhunt.com.

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30
	2022		2021
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$3,162,106		$2,813,939
Fuel surcharge revenues	676,151		330,873
Total operating revenues	3,838,257	100.0%	3,144,812	100.0%

Operating expenses
Rents and purchased transportation	1,891,848	49.3%	1,667,236	53.0%
Salaries, wages and employee benefits	887,723	23.1%	711,694	22.6%
Fuel and fuel taxes	242,379	6.3%	139,155	4.4%
Depreciation and amortization	166,580	4.3%	138,923	4.4%
Operating supplies and expenses	138,346	3.6%	98,541	3.1%
Insurance and claims	60,189	1.6%	41,254	1.3%
General and administrative expenses, net of asset dispositions	62,815	1.8%	50,266	1.7%
Operating taxes and licenses	17,082	0.4%	15,464	0.5%
Communication and utilities	9,067	0.2%	8,450	0.3%
Total operating expenses	3,476,029	90.6%	2,870,983	91.3%
Operating income	362,228	9.4%	273,829	8.7%
Net interest expense	13,562	0.3%	11,977	0.4%
Earnings before income taxes	348,666	9.1%	261,852	8.3%
Income taxes	79,284	2.1%	62,023	1.9%
Net earnings	$269,382	7.0%	$199,829	6.4%
Average diluted shares outstanding	104,924		106,436
Diluted earnings per share	$2.57		$1.88

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Nine Months Ended September 30
	2022		2021
		% Of		% Of
	Amount	Revenue	Amount	Revenue

Operating revenues, excluding fuel surcharge revenues	$9,364,082		$7,808,954
Fuel surcharge revenues	1,800,295		862,377
Total operating revenues	11,164,377	100.0%	8,671,331	100.0%

Operating expenses
Rents and purchased transportation	5,650,011	50.6%	4,557,770	52.6%
Salaries, wages and employee benefits	2,493,139	22.3%	1,997,196	23.0%
Fuel and fuel taxes	697,481	6.2%	379,036	4.4%
Depreciation and amortization	472,914	4.2%	415,839	4.8%
Operating supplies and expenses	371,668	3.3%	271,257	3.1%
Insurance and claims	193,577	1.7%	114,792	1.3%
General and administrative expenses, net of asset dispositions	160,026	1.7%	142,662	1.7%
Operating taxes and licenses	49,154	0.4%	43,488	0.5%
Communication and utilities	26,802	0.2%	26,264	0.3%
Total operating expenses	10,114,772	90.6%	7,948,304	91.7%
Operating income	1,049,605	9.4%	723,027	8.3%
Net interest expense	38,991	0.3%	36,061	0.4%
Earnings before income taxes	1,010,614	9.1%	686,966	7.9%
Income taxes	242,566	2.2%	168,369	1.9%
Net earnings	$768,048	6.9%	$518,597	6.0%
Average diluted shares outstanding	105,458		106,688
Diluted earnings per share	$7.28		$4.86

Financial Information By Segment
(in thousands)
(unaudited)

	Three Months Ended September 30
	2022		2021
		% Of		% Of
	Amount	Total	Amount	Total

Revenue

Intermodal	$1,836,603	48%	$1,412,806	45%
Dedicated	893,998	23%	664,766	21%
Integrated Capacity Solutions	590,977	15%	666,217	21%
Truckload	273,569	7%	203,607	6%
Final Mile Services	249,364	7%	205,908	7%
Subtotal	3,844,511	100%	3,153,304	100%
Intersegment eliminations	(6,254)	(0%)	(8,492)	0%
Consolidated revenue	$3,838,257	100%	$3,144,812	100%

Operating income

Intermodal	$216,992	60%	$165,095	60%
Dedicated	103,075	28%	78,138	29%
Integrated Capacity Solutions	13,510	4%	14,748	5%
Truckload	19,036	5%	14,664	5%
Final Mile Services	9,614	3%	1,278	1%
Other (1)	1	0%	(94)	0%
Operating income	$362,228	100%	$273,829	100%

	Nine Months Ended September 30
	2022		2021
		% Of		% Of
	Amount	Total	Amount	Total
Revenue

Intermodal	$5,272,767	47%	$3,879,338	45%
Dedicated	2,498,343	22%	1,865,903	21%
Integrated Capacity Solutions	1,889,600	17%	1,798,778	21%
Truckload	806,708	7%	536,772	6%
Final Mile Services	725,182	7%	620,056	7%
Subtotal	11,192,600	100%	8,700,847	100%
Intersegment eliminations	(28,223)	(0%)	(29,516)	0%
Consolidated revenue	$11,164,377	100%	$8,671,331	100%

Operating income

Intermodal	$620,493	59%	$407,203	56%
Dedicated	269,376	26%	231,487	32%
Integrated Capacity Solutions	62,097	6%	25,134	3%
Truckload	75,494	7%	39,033	6%
Final Mile Services	22,282	2%	20,467	3%
Other (1)	(137)	(0%)	(297)	0%
Operating income	$1,049,605	100%	$723,027	100%

(1)	Includes corporate support activity

Operating Statistics by Segment
(unaudited)

	Three Months Ended September 30
	2022	2021

Intermodal

Loads	515,178	497,603
Average length of haul	1,668	1,677
Revenue per load	$3,565	$2,839
Average tractors during the period *	6,831	5,956
Tractors (end of period) *	6,872	6,017
Trailing equipment (end of period)	113,066	102,230
Average effective trailing equipment usage	109,215	99,453

Dedicated

Loads	1,141,312	1,027,705
Average length of haul	165	161
Revenue per truck per week**	$5,342	$4,692
Average trucks during the period***	12,863	10,887
Trucks (end of period) ***	13,086	11,250
Trailing equipment (end of period)	27,937	27,804

Integrated Capacity Solutions

Loads	312,947	339,867
Revenue per load	$1,888	$1,960
Gross profit margin	14.3%	12.0%
Employee count (end of period)	1,026	954
Approximate number of third-party carriers (end of period)	158,600	126,700
Marketplace for J.B. Hunt 360 revenue (millions)	$391.1	$397.4

Truckload

Loads	124,658	110,430
Average trailers during the period	13,207	9,438
Revenue per load	$2,195	$1,844
Average length of haul	549	498

Tractors (end of period)
Company-owned	713	750
Independent contractor	1,971	1,215
Total tractors	2,684	1,965

Trailers (end of period)	13,751	9,906

Final Mile Services

Stops	1,355,146	1,554,485
Average trucks during the period***	1,870	1,512

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

Operating Statistics by Segment
(unaudited)

	Nine Months Ended September 30
	2022	2021

Intermodal

Loads	1,564,938	1,475,570
Average length of haul	1,666	1,681
Revenue per load	$3,369	$2,629
Average tractors during the period *	6,552	5,818
Tractors (end of period) *	6,872	6,017
Trailing equipment (end of period)	113,066	102,230
Average effective trailing equipment usage	107,987	97,422

Dedicated

Loads	3,304,208	2,966,575
Average length of haul	164	161
Revenue per truck per week**	$5,198	$4,662
Average trucks during the period***	12,407	10,357
Trucks (end of period) ***	13,086	11,250
Trailing equipment (end of period)	27,937	27,804

Integrated Capacity Solutions

Loads	963,345	962,359
Revenue per load	$1,961	$1,869
Gross profit margin	14.5%	11.6%
Employee count (end of period)	1,026	954
Approximate number of third-party carriers (end of period)	158,600	126,700
Marketplace for J.B. Hunt 360 revenue (millions)	$1,213.5	$1,152.4

Truckload

Loads	368,777	322,030
Average trailers during the period	12,266	8,890
Revenue per load	$2,188	$1,667
Average length of haul	510	476

Tractors (end of period)
Company-owned	713	750
Independent contractor	1,971	1,215
Total tractors	2,684	1,965

Trailers (end of period)	13,751	9,906

Final Mile Services

Stops	4,141,771	4,963,472
Average trucks during the period***	1,797	1,505

* Includes company-owned and independent contractor tractors
** Using weighted workdays
*** Includes company-owned, independent contractor, and customer-owned trucks

J.B. HUNT TRANSPORT SERVICES, INC.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	September 30, 2022	December 31, 2021
ASSETS
Current assets:
Cash and cash equivalents	$84,334	$355,549
Accounts Receivable, net	1,726,155	1,506,619
Prepaid expenses and other	341,927	451,201
Total current assets	2,152,416	2,313,369
Property and equipment	7,680,238	6,680,316
Less accumulated depreciation	2,972,231	2,612,661
Net property and equipment	4,708,007	4,067,655
Other assets, net	571,136	413,324
	$7,431,559	$6,794,348

LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
Current debt	$-	$355,972
Trade accounts payable	838,859	772,736
Claims accruals	340,207	307,210
Accrued payroll	208,707	190,950
Other accrued expenses	112,951	102,732
Total current liabilities	1,500,724	1,729,600

Long-term debt	1,243,814	945,257
Other long-term liabilities	346,007	256,233
Deferred income taxes	835,905	745,442
Stockholders' equity	3,505,109	3,117,816
	$7,431,559	$6,794,348

Supplemental Data
(unaudited)

	September 30, 2022	December 31, 2021

Actual shares outstanding at end of period (000)	103,537	105,094

Book value per actual share outstanding at end of period	$33.85	$29.67

	Nine Months Ended September 30
	2022	2021

Net cash provided by operating activities (000)	$1,355,406	$969,849

Net capital expenditures (000)	$1,018,028	$511,075